PROSPECTUS SUPPLEMENT NO. 3         Filed Pursuant to Rules 424(b)(3) and 424(c)
(To Prospectus dated June 13, 1996)          Registration Statement No. 333-3360



                               KOO KOO ROO, INC.
                                 COMMON STOCK
                          (Par Value $.01 per Share)
                                ---------------

          The following information supplements, and must be read in conjunction with, the information contained in the Prospectus, dated June 13, 1996 (the "Prospectus"), of Koo Koo Roo, Inc., a Delaware corporation (the "Company"), as previously supplemented by Prospectus Supplement No. 1, dated August 5, 1996 ("Supplement No. 1"), and Prospectus Supplement No. 2, dated August 16, 1996 ("Supplement No. 2"). This Prospectus Supplement No. 3 must be delivered along with a copy of the Prospectus. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus, Supplement No. 1 and Supplement No. 2.

          The following paragraphs are inserted as new first and second paragraphs at the beginning of the section in the Prospectus under the caption "Business--Recent Developments":

          TENDER OFFER FOR OUTSTANDING WARRANTS. On October 9, 1996, the Company commenced a tender offer to purchase all of its outstanding warrants to purchase its common stock expiring May 31, 1998, each such warrant entitling the holder to purchase one share of the Company's common stock at a purchase price of $5.70 per share (the "$5.70 Warrants to Purchase Common Stock") and all of its outstanding warrants to purchase its common stock expiring May 31, 1998, each such warrant entitling the holder to purchase one share of the Company's common stock at a purchase price of $5.75 per share (the "$5.75 Warrants to Purchase Common Stock," and together with the $5.70 Warrants to Purchase Common Stock, the "Warrants"), at a price, net to the seller in cash, of $2.00 per Warrant. The offer and withdrawal rights in connection with the tender offer will expire on November 6, 1996. As of October 3, 1996, the Company had issued and outstanding 784,763 of the $5.70 Warrants to Purchase Common Stock and 413,100 of the $5.75 Warrants to Purchase Common Stock.

          MANAGEMENT. On September 12, 1996, the Company announced the appointment of John S. Kaufman as President and Chief Operating Officer of Koo Koo Roo, Inc., Michael D. Mooslin (most recently President and Chief Operating Officer of Koo Koo Roo, USA), as President and Chief Operating Officer of Koo Koo Roo, International, and Robert F. Kautz as President of Corporate Development (while maintaining his title as the Company's Chief Financial Officer). In addition, Donna S. Guido, the Company's Vice Chairman, has resigned from the Company to pursue other interests.

          The information provided in the Prospectus in the first sentence of first paragraph under the caption "Selling Stockholders" is hereby deleted and replaced with the following:

          The following table sets forth certain information regardng the beneficial ownership of the Common Shares to be offered as of September 18, 1996.

                -----------------------------------------------
                The date of this Supplement is October 22, 1996

     The information below provided in the Prospectus in the table under the caption "Selling Stockholders" is deleted (column headings and footnotes are included for reference purposes only):


                                      COMMON SHARES          COMMON
                                   BENEFICIALLY OWNED     SHARES TO BE             COMMON SHARES
                                      PRIOR TO THE         SOLD IN THE          BENEFICIALLY OWNED
                                      OFFERING/(1)/         OFFERING(1)         AFTER THE OFFERING
                                      --------              --------            ------------------

NAME OF SELLING STOCKHOLDER          NUMBER      PERCENT      NUMBER            NUMBER       PERCENT
---------------------------          ------      -------      ------            ------       -------
Robert A. Davidow and                34,962        *          34,962               0            0
Diana R. Davidow

Newberg Family Trust UTD            139,847        *         139,847               0            0
12/18/90

Nutmeg Partners, L.P.                41,954        *          41,954               0            0

GAM Arbitrage Investments,           41,954        *          41,954               0            0
Inc.

Leonardo, L.P.                       55,939        *          55,939               0            0

AG Super Fund, L.P.                  55,939        *          55,939               0            0

AG Arb Partners, L.P.                55,939        *          55,939               0            0

AG Super Fund International          41,954        *          41,954               0            0
Partners, L.P.

Angelo Gordon & Co., L.P.            41,954        *          41,954               0            0

Raphael, L.P.                        55,939        *          55,939               0            0

Michael Angelo, L.P.                 27,969        *          27,969               0            0

Offense Group Associates             83,209        *          83,209               0            0

Kayne Anderson                      183,199       1.2%       183,199               0            0
Non-Traditional Investments, L.P.

Kessler Asher Group, Limited         55,939        *          55,939               0            0
Partnership

KA Trading, L.P.                     13,985        *          13,985               0            0

Kryeton Investments Ltd.            209,771       1.4%       209,771               0            0

                                               (Footnotes on the following page)

______________________


*     Represents less than 1% of the outstanding Common Stock.

(1) Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of Convertible Preferred Stock beneficially owned by such person (either directly or through the exercise of Convertible Preferred Stock Warrants), assuming the last reported sales price of $9.00 per share of Common Stock on June 10, 1996 was used to determine the number of shares of Common Stock issuable as of the first date on which Convertible Preferred Stock may be converted. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether or to what extent dividends are paid in Common Stock. In order to calculate the number of shares of Convertible Preferred Stock or Convertible Preferred Stock Warrants to purchase such shares beneficially held, multiply the amount included in the column captioned "Common Shares Beneficially Owned Prior to the Offering," by 0.28603. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock. The shares of Convertible Preferred Stock and the Convertible Preferred Stock Warrants were issued in the 1996 Private Placements. See "Risk Factors-- Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

      The information below is added to the information provided in the Prospectus in the table under the caption "Selling Stockholders" (column headings and footnotes are included for reference purposes only):

                                      COMMON SHARES          COMMON
                                   BENEFICIALLY OWNED     SHARES TO BE             COMMON SHARES
                                      PRIOR TO THE         SOLD IN THE          BENEFICIALLY OWNED
                                      OFFERING/(1)/         OFFERING(1)         AFTER THE OFFERING
                                      --------              --------            ------------------

NAME OF SELLING STOCKHOLDER          NUMBER      PERCENT      NUMBER            NUMBER       PERCENT
---------------------------          ------      -------      ------            ------       -------
Robert A. Davidow and               27,970         *          27,970              0             0
Diana R. Davidow                     7,548/(2)/                7,548/(2)/

Newberg Family Trust UTD           122,366         *         122,366              0             0
12/18/90                            19,056/(2)/               19,056/(2)/

Nutmeg Partners, L.P.               38,458         *          38,458              0             0
                                     3,620/(2)/                3,620/(2)/

GAM Arbitrage Investments,          38,458         *          38,458              0             0
Inc.                                 3,620/(2)/                3,620/(2)/

Leonardo, L.P.                      44,751         *          44,751              0             0
                                    12,138/(2)/               12,138/(2)/

AG Super Fund, L.P.                 50,695         *          50,695              0             0
                                     5,429/(2)/                5,429/(2)/

AG Arb Partners, L.P.               50,695         *          50,695              0             0
                                     5,429/(2)/                5,429/(2)/

                                                  (Footes on the following page)

AG Super Fund International         34,962           *        34,962              0             0
Partners, L.P.                       7,725/(2)/                7,725/(2)/

Angelo Gordon & Co., L.P.           34,962           *        34,962              0             0
                                     7,502/(2)/                7,502/(2)/

Raphael, L.P.                       44,751           *        44,751              0             0
                                    12,003/(2)/               12,003/2)/

Michael Angelo, L.P.                22,375           *        22,375              0             0
                                     6,001/(2)/                6,001/(2)/

Offense Group Associates            69,490           *        69,490              0             0
                                     5,003/(2)/                5,003/(2)/

Kayne Anderson                     160,226          1.2%     160,226              0             0
Non-Traditional Investments, L.P.   25,005/(2)/               25,005/(2)/


Kessler Asher Group, Limited        44,751           *        44,751               0             0
Partnership                         12,063/(2)/               12,063/(2)/

KA Trading, L.P.                    11,188           *        11,188               0             0
                                     3,016/(2)/                3,016/(2)/

Kyneton Investments Ltd.           207,010          1.4%     207,010               0             0
                                     2,984/(2)/                2,984/(2)/
-----------------------


*    Represents less than 1% of the outstanding Common Stock.

(1) Except in the case of shares indicated by footnote (2), each beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of Convertible Preferred Stock beneficially owned by such person (either directly or through the exercise of Convertible Preferred Stock Warrants), assuming the last reported sales price of $9.00 per share of Common Stock on June 10, 1996 was used to determine the number of shares of Common Stock issuable as of the first date on which Convertible Preferred Stock may be converted. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether or to what extent dividends are paid in Common Stock. In order to calculate the number of shares of Convertible Preferred Stock or Convertible Preferred Stock Warrants to purchase such shares beneficially held, multiply the amount included in the column captioned "Common Shares Beneficially Owned Prior to the Offering," by 0.28603. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock. The shares of Convertible Preferred Stock and the Convertible Preferred Stock Warrants were issued in the 1996 Private Placements. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

(2) Represents beneficial ownership of shares of Common Stock issued (i) in the 1996 Private Placements, (ii) upon the exercise of Common Stock Warrants issued in connection with the 1996 Private Placements, (iii) upon conversion of shares of Convertible Preferred Stock or (iv) in other private placements. The shares issued in connection with the 1996 Private Placements and the related Common Stock Warrants are subject to adjustment under circumstances. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustments" and "Description of Capital Stock."

     The information provided in the Prospectus in footnote (2) to the table under the caption "Selling Stockholders" is hereby deleted and replaced with the following:

(2) Represents beneficial ownership of shares of Common Stock issued (i) in the 1996 Private Placements, (ii) upon the exercise of Common Stock Warrants issued in connection with the 1996 Private Placements, (iii) upon conversion of shares of Convertible Preferred Stock or (iv) in other private placements. The shares issued in connection with the 1996 Private Placements and the related Common Stock Warrants are subject to adjustment under circumstances. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustments" and "Description of Capital Stock."



                        -------------------------------